[LOGO] SCHICK
                                     TECHNOLOGIES, INC.



                           SCHICK TECHNOLOGIES, INC.



                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT (the "Agreement") is made and entered into this 29th day of February, 2000 (the "Effective Date"), by and between Schick Technologies, Inc. (hereinafter referred to as "Schick Technologies," "Schick" or "Company"), a Delaware Corporation with a business address of 31-00 47th Avenue, Long Island City, NY 11101, and David Schick (hereinafter referred to as "Employee"), residing at 137-40 75th Road, Flushing, New York 10977.

                                   WITNESSETH:

         WHEREAS, Schick Technologies currently employs Employee as President and Chief Executive Officer of the Company, and the services of the Employee, his experience, expertise and knowledge of the affairs of the Company are of great value to the Company; and

     WHEREAS, Schick Technologies deems it essential that it continue to employ Employee as Chief Executive Officer of the Company; and

     WHEREAS, Employee consents to be so employed.

     NOW THEREFORE, in consideration of the premises, of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

I    Employment

     Schick Technologies hereby employs Employee, and Employee hereby agrees to be employed, as Chief Executive Officer of the Company upon the terms and conditions herein set forth. Employee shall be responsible for strategic oversight and administration of the Company and any other responsibilities and duties that may be assigned to him customarily appertaining to the role of Chief Executive Officer, from time to time by the Board of Directors of the Company. Employee agrees to devote his reasonable best diligence and his full time to the performance of his duties hereunder. Employee's principal place of employment shall be at the Company's headquarters in Long Island City, New York; Employee shall travel as reasonably required in the performance of his duties hereunder.


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II   Term

     The term of Employee's initial employment as Chief Executive Officer shall be three (3) years, ending on December ___, 2002. This Agreement and Employee's employment thereunder shall be renewable thereafter on a year-to-year basis, unless either party gives 60 days written notice of termination before the end of the then-current term.

III  Compensation & Benefits

     Schick Technologies shall pay Employee, as full consideration for the services to be rendered hereunder, compensation consisting of the following:

(1) An initial Annual Base Salary of $200,000, payable bi-monthly or in accordance with any other payment schedule as may be adopted generally for the payment of the Company's payroll. Said Annual Base Salary shall be increased annually, on each anniversary of the Effective Date of this Agreement, by a minimum of ten percent (10%). Additionally, Employee shall be eligible for annual merit, or cost-of-living increases as may be determined by the Executive Compensation Committee of the Board of Directors;

(2) Incentive Compensation based upon the EBITDA earned by the Company during each fiscal year, as a percentage of the Company's net revenues, as represented by the following formula: [$5,000 x (EBITDA/Net Revenues) x 100], payable at or about the end of each fiscal year of employment hereunder, commencing April 1, 2000. To illustrate, if the Company's EBITDA for the fiscal year is $1 Million and its net revenues are $10 Million, Employee shall receive incentive compensation under this paragraph in the amount of $50,000. Additionally, Employee shall be eligible for annual merit bonuses as may be determined by the Executive Compensation Committee of the Board of Directors;

(3) Participation in any incentive compensation plan, pension or profit-sharing plan, stock purchase or stock option plan, (including, without limitation, the Company's 1996 Employee Stock Option Plan), annuity or group insurance plan previously adopted by the Company or which may be adopted by the Company at some future date, on terms and in amounts no less favorable than provided for other Schick employees similarly employed.

(4) Immediate vesting of all Company stock options held by or issued to Employee in the event that, and at such time as, Schick Technologies has a change in control or is acquired by another entity or company. (For purposes of this Agreement, "control" is defined as any event or circumstance that would require disclosure pursuant to Item 1 of Form 8-K or any comparable requirement of the Securities and Exchange Commission.);

(5) Employment benefits generally provided to Schick employees, including medical and dental insurance, on terms and in amounts no less favorable than provided for other Schick employees similarly employed;

(6) Fifteen (15) business days per year for vacation time, and five business days per year for sick or personal leave, during which times Employee will be compensated the normal pro-rated portion of his base salary;


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(7)  A discretionary spending allowance in the amount of $10,000 per year, which allowance may be utilized at Employee's sole discretion for the payment of costs and expenses relating to or arising out of the Company's business, potential business or the Employee's employment hereunder. The Company shall promptly establish a bank checking account in Employee's name into which the Company shall deposit the sum of $10,000 on or about January 2nd of each calendar year. Said checking account shall be linked to a debit credit card issued in Employee's name;

(8) Reimbursement for all expenses incurred by Employee in the ordinary course of his performance of duties hereunder and submitted by him with supporting documentation to the Company's accounting department, in terms no less favorable than provided for other Schick employees similarly employed;

(9) Monthly payments of up to $500 to pay for the cost of a leased automobile to be used by Employee. Additionally, the Company shall make full payment of automobile insurance premiums and operating expenses relating to said automobile; and

(10) Reimbursement for any salary payments by the Company to Employee which were previously declined or deferred by Employee. Said reimbursement shall be made by April 15, 2000.

IV   Termination For Cause

     The Company shall have ""cause" to terminate this Agreement upon (i) the commission by Employee of an act of (a) criminal misconduct, or (b) fraud against the Company; or (ii) the commission by the Employee of an act of malfeasance, recklessness or gross negligence against the Company that is injurious to the Company or its customers; or (iii) a material breach by Employee of the terms of this Agreement; in any of which cases the Company may at any time thereafter by written notice to Employee immediately terminate this Agreement.

V    Severance

     If the Company effects any change in Employee's title, or diminishes, in any significant manner, Employee's duties or responsibilities of employment, then Employee shall have the immediate right, at his sole option, to a position as consultant for the company for a period of one year, during which time Employee shall receive the compensation and benefits as set forth in section III of this Agreement.

VI   Non-Disclosure

(1) Employee recognizes that the Company possesses and will continue to possess non-public information that has been created, discovered, developed, or otherwise become known to it, and/or in which property rights have been assigned or otherwise conveyed to it, which information has commercial value in the business in which it is engaged or may become engaged. All of the aforementioned information is hereinafter called "Proprietary Information."

(2) By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, structures, formulas, data, know-how, improvements, inventions, product concepts, techniques, marketing plans, strategies, forecasts, customer lists and information about the Company's employees and/or consultants.


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(3)  At all times,  both during  Employee's  employment by the Company and after
     its   termination,   Employee  shall  keep  in  confidence  and  trust  all
     Proprietary Information, and Employee shall not use or disclose any Proprietary Information or anything directly relating to it without the written consent of the Chief Executive Officer of the Company, except as may be necessary in the ordinary course of Employee's performing his duties as an employee of the Company and only for the benefit of the Company.

VII  Non-Solicitation

     During the period of the Employee's employment by the Company, and for a period of twelve months following the termination of the Employee's Employment with the Company for cause (as defined in Paragraph IV of this Agreement), Employee shall not, directly or indirectly, without the prior written consent of the Company (a) solicit or induce any employee of the Company to leave his or her employment; or (b) hire for any purpose any employee of the Company or any employee who has left such employment within the previous six months; or (c) solicit or accept the business for any competing products of any party who was a client or customer of the Company at any time during the term of Employee's employment hereunder.

VIII Non Competition

     During the period of Employee's employment by the Company and for a period of twelve months following the termination of the Employee's Employment with the Company for cause (as defined in Paragraph IV of this Agreement), Employee shall not, directly or indirectly, engage or become interested in any way (whether as an owner, stockholder, partner, lender, investor, director, officer, employee, consultant or otherwise) in any activity, business or enterprise, located within the geographical area of the United States or Canada, that is competitive with any significant part of the business conducted by the Company or as contemplated to be conducted by it [which, for purposes of this Paragraph VI, shall be deemed to be competitive if it involves predominantly similar types of products or services and is directed at predominantly similar types of customers as any business of the Company (except that ownership of not more than 5% of the outstanding securities of any class of any corporation that are listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Paragraph VIII)].

IX   Miscellaneous Provisions

(1) Acknowledgments and Affirmations: Employee recognizes, understands, agrees and acknowledges that the Company has a legitimate and necessary interest in protecting its goodwill and Proprietary Information. Employee further affirms, represents, and acknowledges that in the event of Employee's termination of employment with the Company, Employee's experience and capabilities are such that the enforcement of this Agreement will not prevent him from obtaining employment in another line of business different from that carried on by the Company and permitted under this Agreement. Employee further affirms, represents and acknowledges that Employee has received good and valuable consideration for entering into this Agreement.

(2) Remedies for Breach. Employee agrees that any breach of this Agreement by Employee would cause irreparable damage to the Company and that, in the event of such breach, the Company


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     shall have,  in addition  to any and all  remedies at law,  the right to an injunction, specific performance or other equitable relief to prevent or redress the violation of Employee's obligations hereunder.

(3) Separability. If any provision hereof shall be declared unenforceable for any reason, such unenforceability shall not affect the enforceability of the remaining provisions of this Agreement. Further, such provision shall be reformed and construed to the extent permitted by law so that it would be valid, legal and enforceable to the maximum extent possible.

(4) Applicable Law. Any dispute arising under or related in any manner to this Agreement or to Employee's employment by the Company or to the termination of said employment shall in all respects be governed by, adjudicated, construed and enforced in accordance with the laws of the State of New York.

(5) Jurisdiction and Venue. Employee irrevocably and unconditionally submits to the exclusive jurisdiction of any United States federal or state court sitting in New York in any action or proceeding relating in any manner to this Agreement or to Employee's employment by the Company or to the termination of said employment. Further, Employee irrevocably and unconditionally agrees that all claims relating in any manner to this Agreement or to Employee's employment by the Company or to the termination of said employment may be heard and determined in any such court and waives any objection Employee may now or hereafter have as to venue of any such action or proceeding brought in such court or the fact that such court is an inconvenient forum.



SCHICK TECHNOLOGIES, INC.                              DAVID SCHICK

31-00 47TH Avenue
Long Island City, NY 11101

By:    /s/ Jeffrey T. Slovin
       --------------------------
                                                       /s/ David Schick
                                                       ------------------------
Title: President                                       (signature)

                                                       Date: 2/29/00
Date:  2/29/00



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